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                                                                    EXHIBIT 99.2

                               [VERTICALNET LOGO]


FOR IMMEDIATE RELEASE

                               CONTACT INFORMATION

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
Media Relations                                      INVESTOR RELATIONS
Nyssa Tussing                                        Marisa Zielinski
Vice President, Corporate Communications             Manager, Investor Relations
215-315-3710                                         215-315-3367
Ntussing@verticalnet.com                             Mzielinski@verticalnet.com
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                   VERTICALNET ANNOUNCES MANAGEMENT CHANGE IN
                 SUPPORT OF FOCUSED ENTERPRISE SOFTWARE STRATEGY

                     MIKE HAGAN NAMED CHAIRMAN OF THE BOARD;
        20-YEAR SOFTWARE VETERAN KEVIN MCKAY APPOINTED PRESIDENT AND CEO

HORSHAM, PA - FEBRUARY 19, 2002 - Verticalnet, Inc. (Nasdaq: VERT) today announced additional enhancements to the composition of its senior management team and board of directors. Verticalnet Co-founder, President and CEO Michael
J. Hagan was named Chairman, while Verticalnet board member and former SAP America CEO Kevin S. McKay was appointed Verticalnet's new president and CEO. This evolution of Verticalnet's management team supports the Company's strategic migration focusing resources solely on its enterprise software business.

"With our recent acquisition of Atlas Commerce and the proposed sale of our Small/Medium Business unit, Verticalnet is entering into the final phase of the business transformation I put in place almost two years ago: to successfully leverage this company's most powerful assets to become a leading collaborative supply chain software provider with a brand-name clientele and a high growth trajectory," said Hagan. "With our financials strong and our core business streamlined to maximum efficiency, it is the right time for a seasoned software executive of Kevin McKay's caliber to lead the company in delivering innovative, advanced technology solutions that will power this company's next growth phase."

McKay joins Verticalnet with extensive technology, financial management and enterprise software experience, having held key positions at globally recognized companies such as SAP, Sony Electronics and PricewaterhouseCoopers. Most recently, McKay was President and CEO of Capita Technologies, a leading technology service provider in the Interpublic Group. McKay previously served as Chief Executive Officer of SAP America, Inc., where he had responsibility for the Company's North and Latin American operations, including all sales and marketing efforts, customer implementation and support. Prior to that, McKay was the Chief Operating Officer and the Chief Financial Officer at SAP America, where his primary duties spanned the financial, accounting, and operational management of SAP subsidiaries in the United States, Canada and Latin America. He was also a member of the SAP AG Extended Management board and the SAP America, Inc. board of directors.

"Having actively served on the Verticalnet board and audit committee, I am familiar with the Company's strong management team, impressed by its unique technology assets, and excited
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about the opportunity to extend my contributions by taking charge of a company so clearly positioned for growth," said McKay. He continued: "Mike Hagan is an exceptional leader, a team builder and a strategic thinker whose foresight and market instincts have positioned this company for leadership in a rapidly growing market. In taking this position, I fully expect to continue building on that foundation, substantially growing our customer base, and becoming the market leader for collaborative supply chain solutions."

Mike Hagan succeeds Mark Walsh as Chairman and will continue to be an executive officer of the Company. "It's gratifying to know that Mike Hagan will become Verticalnet's Chairman during this next phase of its life," said Mark Walsh. "As co-founder of the company, as its CEO during a crucial part of its growth and as an emotional and motivational leader to the company, Mike sets an example for me and all of us at the company. As a member of the board, it is particularly gratifying to have Mike remain part of the active management team overseeing the company. He is skillful, energetic, motivated, and we're fortunate to have him as our chairman."

Former Chairman Mark Walsh remains a member of the Verticalnet board of directors, and will devote time to his newly appointed role as Chief Technology Advisor to the Democratic National Committee.

Verticalnet also announced that Satya Nadella, vice president of Microsoft bCentral, has resigned from the Verticalnet board of directors.


ABOUT VERTICALNET

Verticalnet (NASDAQ: VERT) is a leading provider of Collaborative Supply Chain solutions that provide unmatched visibility into critical data allowing organizations to communicate, collaborate and conduct commerce more effectively across the extended supply chain. With Collaborative Supply Chain applications including Strategic Sourcing, Collaborative Planning, and Multi-tier Order Management, Verticalnet offers the broadest integrated supply chain solution delivered through a superior multi-party collaborative platform. Differentiated from enterprise centric solutions, Verticalnet's Collaborative Supply Chain solutions deliver its market leading customers the opportunity to drive significant cost reduction and top-line revenue growth by enabling them to harness opportunities for enhanced visibility, comprehension and response across their supply chain. Verticalnet's solutions are uniquely differentiated by its private hub architecture, enabling customers to manage diverse communities of suppliers and buyers in a secure, enterprise controlled environment while providing multi-party data integration and a proven ability to support role-based security. For more information about Verticalnet, please visit www.verticalnet.com.

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 Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC